EXHIBIT 11



                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)



                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                            ------------------------------------
                                                                                  2002                2001
                                                                            ----------------    ----------------
Numerator:
     Net income                                                                 $   107,749          $   75,311
                                                                            ----------------    ----------------
     Numerator for basic earnings per share -- income available to
        common stockholders                                                         107,749              75,311
     Effect of dilutive securities:
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                   3,130                   -   (1)
                                                                            ----------------    ----------------
     Numerator for diluted earnings per share -- income available to
        common stockholders after assumed conversion                            $   110,879          $   75,311
                                                                            ================    ================

Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                      391,863             388,143
     Effect of dilutive securities:
        Net effect of dilutive stock options                                          7,032               9,563
        Restricted shares issued                                                        475                 750
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                      15,502                   -   (1)
                                                                            ----------------    ----------------
                Dilutive potential common shares                                     23,009              10,313
                                                                            ----------------    ----------------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                             414,872             398,456
                                                                            ================    ================

Basic earnings per share                                                        $      0.27          $     0.19
                                                                            ================    ================

Diluted earnings per share                                                      $      0.27          $     0.19
                                                                            ================    ================



(1) The effect of these securities was antidilutive for the three months ended March 31, 2001.




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